Exhibit 99.1

Brunswick Corporation  1 N. Field Court  Lake Forest, IL 60045

Telephone 847.735.4700  Facsimile 847.735.4750

www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.96 IN FIRST QUARTER

                LAKE FOREST, Ill., April 26, 2005 — Brunswick Corporation (NYSE: BC) reported today net earnings of $94.6 million, or $0.96 per diluted share, for the first quarter of 2005, up from net earnings of $48.0 million, or $0.50 per diluted share, for the year-ago quarter.  Results for the first quarter of 2005 include a $0.32 per diluted share gain on the sale of securities.  The company said operating earnings increased 26 percent on a 17 percent sales gain in the first quarter.

                Commenting on the quarter, Brunswick Chairman and Chief Executive Officer George W. Buckley said, “Once again our marine operating units led the way with combined engine and boat sales up 21 percent during the period.  The sales gain was driven by strong dealer response to new product introductions as well as continued strength in international markets.  We are reaping the benefits of our customer-led strategy to provide the right products at the right price sold through the best dealer network in the industry.”

                Buckley also noted that acquisitions played a role in Brunswick’s 17 percent sales increase in the quarter.  “Excluding sales from business units we didn’t own in the first quarter last year, sales rose 10 percent, illustrating the strong performance delivered by our base operations.  Further, we continue to look for more effective ways to leverage our top-line growth down to the bottom line,” Buckley explained.  “Higher volumes combined with our focus on effective cost management resulted in an increase in operating margins to 7.1 percent, up from 6.5 percent a year ago.  In addition, we

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April 26, 2005

continued to maintain a strong balance sheet, with debt-to-total capital at 28.9 percent at quarter end compared with 30.4 percent a year earlier.  This provides us with the financial flexibility to invest in our ongoing businesses, while seeking attractive acquisitions.”

First Quarter Results

                For the quarter ended March 31, 2005, the company reported that net sales increased 17 percent to $1,401.1 million, up from $1,199.6 million a year earlier.  Operating earnings rose to $99.1 million compared with $78.5 million in the year-ago quarter, and operating margins improved to 7.1 percent from 6.5 percent.  Net earnings totaled $94.6 million, or $0.96 per diluted share, up from $48.0 million, or $0.50 per diluted share, for the first quarter of 2004.

                As previously announced, during the first quarter of 2005 the company completed the sale of approximately 1.9 million shares of MarineMax, Inc. (NYSE: HZO) stock.  The sale resulted in a pre-tax gain of $38.7 million, equivalent to $0.32 per diluted share in the quarter.

Marine Engine Segment

                The Marine Engine segment, consisting of the Mercury Marine Group and Brunswick New Technologies (BNT), reported sales of $605.6 million in the first quarter of 2005, up 15 percent from $527.9 million in the year-ago first quarter.  Operating earnings in the first quarter advanced 22 percent to $52.0 million versus $42.6 million, and operating margins increased to 8.6 percent compared with 8.1 percent for the same quarter in 2004.

                “We continue to see strong demand for our new products, which is driving sales growth in the segment,” Buckley said.  “During the first quarter we extended our Verado family of supercharged four-stroke outboard engines with the launch of the 135-, 150- and 175- horsepower models.  Like their previously introduced, larger-horsepower counterparts, these models enhance Verado’s reputation for power, reduced noise and

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vibration, and technological sophistication, setting the performance bar ever higher in marine propulsion.”

                “BNT, particularly our Navman unit, also contributed to segment sales growth in the quarter,” Buckley added.  “We are beginning to see the results of Navman’s accelerated research and development investments as well as its increasing presence in markets around the world.”

                “In the first quarter, Mercury opened a new production facility in China.  The 174,000-square-foot plant produces four-stroke outboard engines between 40 and 60 horsepower,” Buckley noted.  “We also opened a new 275,000-square-foot facility in Japan with our joint venture partner Tohatsu, where we make 2.5 to 30 horsepower four-stroke outboards.  Worker training and production validation have been completed, and the plants have now begun production.  As the year continues, we expect the plants will ramp up volume and, in turn, increase our cost competitiveness in these market segments.”

Boat Segment

                The Brunswick Boat Group comprises the Boat segment and produces fiberglass and aluminum boats as well as marine parts and accessories. The Boat segment reported sales for the first quarter of $677.5 million, up 32 percent compared with $512.0 million in the first quarter of 2004.  Operating earnings increased 55 percent to $49.5 million, up from $32.0 million, and operating margins were up 100 basis points to 7.3 percent from 6.3 percent.

                “The success of new products contributed to the sales gain with double-digit growth reported by Sea Ray, Boston Whaler, Sealine, Princecraft and Baja.  The boat parts and accessories business also reported sales gains during the quarter,” Buckley noted.  A portion of the Boat segment sales gain was due to the acquisition of the Crestliner, Lowe, Lund and Sea Pro brands, which were not included in the prior-year quarter.  “Excluding incremental sales from these acquisitions, Boat segment sales were up 17 percent.  Higher volumes and effective cost management accounted for the significant improvement in operating margins,” Buckley explained.

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                “We continue to execute our strategy of ‘covering the waterfront’ by ‘filling in the white spaces’ to gain or strengthen our participation in certain market segments,” Buckley said.  “During the quarter, we added the Albemarle brand.  This acquisition enabled us to extend our offering of offshore sportfishing boats, which, along with Hatteras, now range from 24 to 90 feet.”

                “On the smaller-boat side, we continue to see strong demand for our Bayliner 175 and Bayliner 185 entry-level runabouts.  During the quarter, we opened a second boat plant in Mexico, which doubled our capacity to produce these and other popular models in this family,” Buckley added.

Fitness Segment

                The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment.  Segment sales in the first quarter of 2005 totaled $127.5 million, down 2 percent from $130.6 million in the year-ago quarter.  The sales decline is attributable to Brunswick’s divestiture of the Omni Fitness retail stores, which was completed in late 2004.  Excluding Omni sales in the year-ago quarter, fitness equipment sales were up 5 percent.  Segment operating earnings for the first quarter of 2005 totaled $6.4 million compared with $9.2 million for the year-ago quarter, and operating margins were 5.0 percent compared with 7.0 percent a year ago.

                “We continue to see strong demand for fitness equipment,” Buckley explained, “underscoring the power of our brands and the success of new products.  Operating earnings, however, were adversely affected by higher steel costs, pricing pressures in the international marketplace, higher costs for delivery and installation as well as a shift in product mix in the quarter to lower-margin strength equipment.  We are actively pursuing several avenues to improve productivity and operating results within the Fitness segment, with an immediate emphasis on manufacturing and supply chain efficiencies.”

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April 26, 2005

Bowling & Billiards Segment

                The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables.  Segment sales in the first quarter of 2005 totaled $111.5 million, up 1 percent compared with $110.2 million in the year-ago quarter.  Operating earnings totaled $11.1 million in the first quarter versus $13.5 million, and operating margins were 10.0 percent compared with 12.3 percent in 2004.

                “Our bowling product and retail businesses led the sales gain in the quarter,” Buckley noted.  “We are especially pleased with the success of our expanded Brunswick Zone retail bowling centers, which continue to grow at rates higher than our traditional centers.  These family-friendly centers have helped us attract casual bowlers who now outnumber league bowlers.  The drop in segment operating earnings and margins was primarily due to legal expenses associated with an ongoing arbitration proceeding in China.”

Looking Ahead

                “We continue to be very encouraged by the trends we are seeing in the marine market, especially as we enter the spring selling season,” commented Buckley.  “Our marine pipeline inventories are at 31 weeks of supply for boats and 29 weeks of supply for engines, up three weeks and five weeks, respectively from a year ago, representing a return to more normal levels.  The pipeline build is due to a number of factors, including higher dealer inventories in international markets in response to strong demand and the introduction of new boat models both here and abroad.  Also keep in mind that retail sales in the first quarter of 2004 were exceptionally high, resulting in a rapid draining of pipeline inventories to almost unprecedented low levels at this time last year.  The current level of inventories represents our dealers’ expectations for growth in retail demand this year.  In addition, a healthier pipeline will help us avoid the shortage of popular new models that we experienced in some categories last year.”

                “While always being cognizant of the influence of underlying economic and stock market conditions, we remain on track for another very good year,” Buckley said.

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“Given our performance in the first quarter, we are raising our estimate for the year by $0.05 to $3.52 to $3.67 per diluted share, which includes the $0.32 gain on the stock sale.  This compares with $2.77 per diluted share for 2004.  For the second quarter, we are estimating earnings in the range of $1.08 to $1.13 per diluted share, compared with $0.93 per diluted share for the year-ago second quarter.”

                The company said its new estimate assumes sales growth for the year of between 12 percent and 13 percent and operating margin improvement of between 90 and 110 basis points. Versus its previous estimate, this represents a one percent increase in the rate of sales growth and 10 to 20 basis points higher operating margin expansion.

Forward-Looking Statements

                Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing.  These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from suppliers; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to maintain product quality and service standards expected by our customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency

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exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products.  Additional factors are included in the company’s Annual Report on Form 10-K for 2004.

About Brunswick

                Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman marine and GPS-based products; IDS dealer management systems; Sea Ray, Bayliner, Maxum, Hatteras, Meridian, Sealine, Bermuda, Ornvik, Quicksilver, Savage and Uttern pleasure boats; Baja high-performance boats; Albemarle, Arvor, Boston Whaler, Palmetto, Sea Boss, Sea Pro and Trophy offshore fishing boats; Crestliner, Lowe, Lund and Princecraft aluminum fishing, deck and pontoon boats; Attwood marine parts and accessories; Land ‘N’ Sea marine parts and accessories distributor; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables.  For more information, visit www.brunswick.com.

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April 26, 2005

Brunswick Corporation

Comparative Consolidated Statements of Income

(in millions, except per share data)

(unaudited)

	Quarter Ended March 31
	2005	2004	% Change

Net sales	$1,401.1	$1,199.6	17%
Cost of sales	1,059.2	902.3	17%
Selling, general and administrative expense	208.6	186.1	12%
Research and development expense	34.2	32.7	5%
Operating earnings	99.1	78.5	26%
Interest expense	(13.0)	(10.1)	-29%
Investment sale gain (1)	38.7	—	NM
Other income	6.8	3.2	NM
Earnings before income taxes	131.6	71.6	84%
Income tax provision	37.0	23.6
Net earnings	$94.6	$48.0	97%

Earnings per common share:
Basic	$0.97	$0.51	90%
Diluted	0.96	0.50	92%

Average shares used for computation of:
Basic earnings per share	97.7	93.7	4%
Diluted earnings per share	99.0	95.6	4%

Effective tax rate (2)	28.1%	33.0%

 (1) The Company sold its investment in MarineMax, Inc., pursuant to a registered public offering by MarineMax.

(2) The decrease in the effective tax rate for the first quarter of 2005 was primarily due to lower tax expense associated with the gain on sale of the investment in MarineMax, Inc.  Excluding the tax effect of this gain, the effective tax rate was 32.0 percent.

NM = Not Meaningful

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April 26, 2005

Brunswick Corporation

Selected Financial Information

(in millions)

(unaudited)

Segment Information

	Quarter Ended March 31
	Net Sales			Operating Earnings			Operating Margin
	2005	2004	% Change	2005	2004	% Change	2005	2004

Marine Engine	$605.6	$527.9	15%	$52.0	$42.6	22%	8.6%	8.1%
Boat	677.5	512.0	32%	49.5	32.0	55%	7.3%	6.3%
Marine eliminations	(119.5)	(80.2)		—	—
Total Marine	1,163.6	959.7	21%	101.5	74.6	36%	8.7%	7.8%

Fitness	127.5	130.6	-2%	6.4	9.2	-30%	5.0%	7.0%
Bowling & Billiards	111.5	110.2	1%	11.1	13.5	-18%	10.0%	12.3%
Eliminations	(1.5)	(0.9)		—	—
Corp/Other	—	—		(19.9)	(18.8)	-6%
Total	$1,401.1	$1,199.6	17%	$99.1	$78.5	26%	7.1%	6.5%

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April 26, 2005

Brunswick Corporation

Comparative Consolidated Balance Sheets

(in millions)

	March 31,	December 31,	March 31,
	2005	2004	2004
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$439.7	$499.8	$173.8
Accounts and notes receivables, net	505.1	463.2	455.3
Inventories
Finished goods	436.6	389.9	394.7
Work-in-process	283.6	260.5	222.6
Raw materials	146.8	136.4	105.5
Net inventories	867.0	786.8	722.8
Prepaid income taxes	292.0	292.7	297.5
Prepaid expenses and other	43.7	56.2	51.4
Current assets	2,147.5	2,098.7	1,700.8

Net property	871.4	876.4	847.8

Other assets
Goodwill and other intangibles	952.4	952.8	857.3
Investments and other long-term assets	371.1	418.5	384.3

Total assets	$4,342.4	$4,346.4	$3,790.2

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$6.1	$10.7	$48.8
Accounts payable	389.9	387.9	334.1
Accrued expenses and accrued income taxes	776.2	855.2	758.4
Current liabilities	1,172.2	1,253.8	1,141.3

Long-term debt	723.2	728.4	585.8
Other long-term liabilities	654.0	651.9	609.8
Common shareholders’ equity	1,793.0	1,712.3	1,453.3

Total liabilities and shareholders’ equity	$4,342.4	$4,346.4	$3,790.2

Supplemental Information
Debt-to-capitalization rate	28.9%	30.2%	30.4%

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April 26, 2005

Brunswick Corporation

Comparative Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Quarter Ended March 31
	2005	2004

Cash flows from operating activities
Net earnings	$94.6	$48.0
Depreciation and amortization	38.4	38.3
Changes in noncash current assets and current liabilities	(213.1)	(155.6)
Income taxes and other, net	68.7	54.1
Net cash used for operating activities	(11.4)	(15.2)

Cash flows from investing activities
Capital expenditures	(32.5)	(32.5)
Investments	(8.1)	(4.9)
Acquisitions of businesses, net of debt and cash acquired	(13.7)	(196.2)
Other, net	6.0	(0.9)
Net cash used for investing activities	(48.3)	(234.5)

Cash flows from financing activities
Net issuances of commercial paper and other short-term debt	(4.0)	24.2
Payments of long-term debt including current maturities	(1.3)	—
Stock options exercised	4.9	53.4
Net cash provided by (used for) financing activities	(0.4)	77.6

Net decrease in cash and cash equivalents	(60.1)	(172.1)
Cash and cash equivalents at January 1	499.8	345.9

Cash and cash equivalents at March 31	$439.7	$173.8

Free Cash Flow
Net cash used for operating activities	$(11.4)	$(15.2)

Net cash provided by (used for):
Capital expenditures	(32.5)	(32.5)
Other, net	6.0	(0.9)
Total Free Cash Flow (1)	$(37.9)	$(48.6)

(1) Free Cash Flow in 2005 includes pre-tax proceeds from the sale of the Company’s investment in MarineMax, Inc., net of selling costs, of $56.8 million.